Exhibit 8.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

October 11, 2019

Colony Credit Real Estate, Inc.

515 South Flower Street

44th Floor

Los Angeles, California 90071

Ladies and Gentlemen:

We have acted as special tax counsel to Colony Credit Real Estate, Inc., a Maryland corporation (the “Company”), in connection with its registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission, relating to the resale from time to time by the selling stockholders identified in the Registration Statement of up to 47,936,489 shares of Class A common stock, $0.01 par value per share, of the Company (the “Common Stock”), including the sale of up to 44,399,444 shares of Common Stock by Colony Capital Operating Company, LLC and 461,422 shares of Common Stock by NRF Holdco, LLC (collectively, the “Outstanding Shares”) and 3,075,623 shares of Common Stock by NRF Red REIT Corp. that the Company may issue to it from time to time upon conversion of common membership units of Credit RE Operating Company, LLC (the “Redemption Shares”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

In connection with the filing of the Registration Statement, we have been asked to provide you with opinions regarding the U.S. federal income tax matters specifically set forth below under the caption titled “Opinions.”

Bases for Opinions

The opinions set forth in this letter are based on relevant current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (the “IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof. These provisions and interpretations are subject to change by the IRS, Congress and the courts (as applicable), which may or may not be retroactive in effect and which might result in material modifications of our opinions. Our opinions do not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position taken by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated,

Colony Credit Real Estate, Inc.

October 11, 2019

but an opinion is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS. Terms or phrases that are not capitalized but appear in quotation marks are used herein as they are used for U.S. federal income tax purposes in the Code, Treasury Regulations, and administrative guidance and rulings.

In rendering the following opinions, we have examined such statutes, regulations, records, agreements, certificates and other documents as we have considered necessary or appropriate as a basis for the opinion, including, but not limited to (1) the Registration Statement; (2) the Master Combination Agreement, and the exhibits thereto, dated as of August 25, 2017, as amended and restated on November 20, 2017 (the “Combination Agreement”), by and among (i) Colony Capital, Inc., a Maryland corporation (“Constellation”), (ii) Colony Capital Operating Company, LLC, a Delaware limited liability company and the operating company of Constellation, (iii) NRF RED REIT Corp., a Maryland corporation, (iv) NorthStar Real Estate Income Trust, Inc., a Maryland corporation (“Nova I”), (v) NorthStar Real Estate Income Trust Operating Partnership, LP, a Delaware limited partnership and the operating partnership of Nova I, (vi) NorthStar Real Estate Income II, Inc., a Maryland corporation (“Nova II”), (vii) NorthStar Real Estate Income Operating Partnership II, LP, a Delaware limited partnership and the operating partnership of Nova II, (viii) the Company and (ix) Credit RE Operating Company, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Company OP”), which, among other things, provided for the merger of Nova I with and into the Company with the Company surviving the merger (the “Nova I Merger”) and the merger of Nova II with and into the Company, with the Company surviving the merger (the “Nova II Merger,” and together with the Nova I Merger, the “Mergers”) (the “Combination Agreement”); and (3) certain organizational documents of the Company and its subsidiaries (including the Company OP) (those documents referred to in clauses (1) through (3), the “Reviewed Documents”).

The opinions set forth in this letter are premised on, among other things, written representations of:

1.

the Company with respect to the Company, its subsidiaries, and various REITs in which the Company owns a direct or indirect substantial interest (each a “Company Subsidiary REIT” 1/) contained in a letter to us dated as of the date hereof (the “Company Management Representation Letter”);

2.

Nova I contained in a letter to Alston & Bird LLP and us dated January 31, 2018, in connection with the separate opinion of Alston & Bird LLP as to the qualification of Nova I (or its predecessor by merger) as a REIT for the period commencing with the taxable year ended December 31, 2010 and ending at the Nova I Merger Effective Time, as defined in the Combination Agreement (the “Nova I Management Representation Letter”); and

3.

Nova II contained in a letter to Greenberg Traurig, LLP and us dated January 31, 2018, in connection with the separate opinion of Greenberg Traurig, LLP as to the qualification of Nova II (or its predecessor by merger) as a REIT for the period commencing with the taxable year ended December 31, 2013 and ending at the Nova II Merger Effective Time, as defined in the Combination Agreement (the “Nova II Management Representation Letter,” together with the Company Management Representation Letter and the Nova I Management Representation Letter, the “Management Representation Letters”).

1/	This term includes, for purposes of this opinion letter, any REITs in which the Company owns, directly or indirectly, a 10% or greater interest.

Colony Credit Real Estate, Inc.

October 11, 2019

Although we have discussed the Management Representation Letters with the Company, for purposes of rendering our opinions, we have not made an independent investigation or audit of the facts set forth in the Reviewed Documents and the Management Representation Letters. We consequently have relied upon the representations and statements of the signatories to the respective Management Representation Letters, as described in the Reviewed Documents and the Management Representation Letters, and assumed that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects.

In this regard, we have assumed with your consent the following:

(1)

that (A) all of the representations and statements as to factual matters set forth in the Reviewed Documents and the Management Representation Letters are true, correct, and complete as of the date hereof, (B) any representation or statement in the Reviewed Documents and the Management Representation Letters made as a belief or made “to the knowledge of” or similarly qualified is true, correct and complete as of the date hereof, without such qualification, (C) each agreement described in the Reviewed Documents is valid and binding in accordance with its terms, and (D) each of the obligations of the Company, and its subsidiaries, as described in the Reviewed Documents, has been or will be performed or satisfied in accordance with its terms;

(2)

the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made;

(3)	that any documents as to which we have reviewed only a form were or will be duly executed without material changes from the form reviewed by us;

(4)

that the Company, for itself and as successor to Nova I and Nova II, and each Company Subsidiary REIT, will comply with the representations contained in the Company Management Representation Letter, that it will utilize all appropriate “savings provisions” (including the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Code, and the provision included in Section 856(c)(4) of the Code (flush language) allowing for the disposal of assets within 30 days after the close of a calendar quarter, and all available deficiency dividend procedures) available to the Company and each Company (for itself and as successor to Nova I and Nova II) and each Company Subsidiary REIT under the Code in order to correct any violations of the applicable REIT qualification requirements of Sections 856 and 857 of the Code, to the full extent the remedies under such provisions are available, but only to the extent available; and

(5)

that at the time of the Mergers, (A) Nova I qualified as a REIT and had qualified as a REIT for the entire period of its existence as a corporation for U.S. federal income tax purposes, and (B) Nova II qualified as a REIT and had qualified as a REIT for the entire period of its existence as a corporation for U.S. federal income tax purposes.

Any material variation or difference in the facts from those set forth in the documents that we have reviewed and upon which we have relied (including, in particular, the Management Representation Letters) may adversely affect the conclusions stated herein.

Colony Credit Real Estate, Inc.

October 11, 2019

Opinions

Based upon and subject to the assumptions and qualifications set forth herein, including, without limitation, the discussion in the next two paragraphs below, we are of the opinion that:

1.

the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, commencing with its taxable year including the closing of the Combination (as defined in the Combination Agreement) and ended December 31, 2018, and the Company’s current organization and current and proposed method of operation (as described in the Registration Statement and the Company Management Representation Letter) will enable it to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2019, and future taxable years; and

2.

the portions of the discussion in Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2019, under the heading “Material U.S. Federal Income Tax Considerations” that describe applicable provisions of U.S. federal income tax law are correct in all material respects as of the date hereof.

In order to qualify as a REIT, 75% of the Company’s total assets must be comprised of “real estate assets” (as that term is used for purposes of Section 856(c) of the Code) and limited other assets specified in the Code as of the close of each calendar quarter of each taxable year of the Company (beginning with the calendar quarter ended March 31, 2018), and at least 75% of the Company’s gross income for any taxable year for which it seeks to qualify as a REIT must be derived from certain specified “real estate” sources, including interest on mortgage loans. The Company’s ability to comply with this requirement is entirely dependent on the Company acquiring and owning (for U.S. federal income tax purposes) on the relevant dates “real estate assets” with an aggregate value equal to, or in excess of, 75% of its “total assets” and owning throughout the relevant taxable year assets that will produce sufficient “real estate” gross income to satisfy the 75% gross income test. The value of the assets that the Company will own at the end of any future calendar quarter cannot be known with certainty as of the date hereof. Similarly, the gross income that the Company’s assets will produce for 2019 (or future taxable years), and the nature of that income, cannot be known with certainty as of the date hereof. We have received representations from the Company in the Company Management Representation Letter that the Company has operated in a manner that will enable it to meet the requirements for qualification and taxation as a REIT under the Code commencing with its taxable year including the closing of the Combination and ended December 31, 2018, and that the Company will continue to operate in a manner that will enable it to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2019, and future taxable years. The accuracy of our opinions is entirely dependent on the Company’s representations contained in the Company Management Representation Letter regarding the anticipated value and composition of its assets that it will own, and the nature of its income derived therefrom.

The Company’s qualification and taxation as a REIT under the Code depend upon the ability of the Company and each Company Subsidiary REIT to meet on an ongoing basis (through actual quarterly and annual operating results, distribution levels, diversity of stock ownership and otherwise) the various qualification tests imposed under the Code, and upon the Company, for itself and as successor to Nova I and Nova II, and each Company Subsidiary REIT, as applicable, utilizing any and all appropriate “savings provisions” (including the provisions of Sections 856(c)(6),

Colony Credit Real Estate, Inc.

October 11, 2019

856(c)(7), and 856(g) of the Code and the provision included in Section 856(c)(4) of the Code (flush language) allowing for the disposal of assets within 30 days after the close of a calendar quarter, and all available deficiency-dividend procedures) available to the Company, for itself and as successor to Nova I and Nova II, and each Company Subsidiary REIT, as applicable, under the Code to correct violations of specified REIT qualification requirements of Sections 856 and 857 of the Code. Our opinions set forth above do not foreclose the possibility that the Company and/or one or more of the Company Subsidiary REITs may have to utilize one or more of these “savings provisions” in the future, which could require the Company and/or one or more of the Company Subsidiary REITs to pay an excise or penalty tax (which could be significant in amount) in order to maintain its REIT qualification. We have not undertaken to review the Company’s or any Company Subsidiary REIT’s compliance with these requirements on a continuing basis, nor will we do so in the future. Accordingly, no assurance can be given that the actual results of the Company’s operations, the sources of its income, the nature of its assets, the level of its distributions to stockholders and the diversity of its stock ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

This opinion letter addresses only the specific U.S. federal income tax matters set forth above, as limited and qualified herein, and does not address any other U.S. federal, state, local or foreign legal or tax issues, including the U.S. federal income tax qualification of Nova I, Nova II or any Company Subsidiary REIT as a REIT.

This opinion letter has been prepared solely for your use for filing as an exhibit to the Registration Statement. We assume no obligation by reason of this opinion letter or otherwise to advise you of any changes in our opinion letter after the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, however, we do not admit thereby that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP